UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACTOF 1934

November 10, 2011

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL		60606-1596
(Address of Principal Executive Offices)		(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 10, 2011, The Boeing Company (“Boeing”) entered into a $2.3 billion, 364-day revolving credit agreement (the “364-Day Credit Agreement”) with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank, N.A. (“Citibank”) as administrative agent, and a syndicate of lenders as defined in the 364-Day Credit Agreement. This facility replaces the $2.376 billion, 364-day credit agreement dated as of November 12, 2010.

Under the 364-Day Credit Agreement, Boeing will pay a fee of 0.05% per annum on the commitments. Borrowings under the 364-Day Credit Agreement that are not based on Eurodollar rates will bear interest at an annual rate equal to the highest of (1) the rate announced publicly by Citibank, from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) the British Bankers Association one month LIBOR plus 1.00%. Borrowings under the 364-Day Credit Agreement that are based on Eurodollar rates will generally bear interest based on an applicable LIBOR rate plus 0.825% per annum.

The 364-Day Credit Agreement is scheduled to terminate on November 8, 2012, subject to Boeing’s right to extend the term for an additional 364 days or, following payment of additional fees, convert outstanding borrowings into term loans with a maturity date that is the one-year anniversary of the termination date.

On November 10, 2011, Boeing also entered into a $2.3 billion, five-year revolving credit agreement (the “5-Year Credit Agreement” and, together with the 364-Day Credit Agreement, the “Credit Agreements”) with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank as administrative agent, and a syndicate of lenders as defined in the 5-Year Credit Agreement. This facility replaces the $2.0 billion, five-year credit agreement dated as of November 16, 2007.

Under the 5-Year Credit Agreement, Boeing will pay a fee between 0.06% and 0.15% per annum on the commitments, depending on Boeing’s credit rating. Borrowings under the 5-Year Credit Agreement that are not based on Eurodollar rates will bear interest at an annual rate equal to the highest of (1) the rate announced publicly by Citibank, from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) the British Bankers Association one month LIBOR plus 1.00%. Borrowings under the 5-Year Credit Agreement that are based on Eurodollar rates will generally bear interest based on an applicable LIBOR rate plus between 0.565% and 0.975% per annum, depending on Boeing’s credit rating. The Five-Year Credit Agreement is scheduled to terminate on November 10, 2016, subject to Boeing’s right to extend the term for one additional year.

The Credit Agreements contain customary terms and conditions, including covenants restricting Boeing’s ability to permit consolidated debt (as defined in the applicable agreement) in excess of 60% of Boeing’s total capital (as defined in the applicable agreement) or to incur liens, merge or consolidate with another entity. Events of default under the Credit Agreements include: (1) failure to pay outstanding principal or interest within five business days of when due, (2) determination that any representation or warranty was incorrect in any material respect when made, (3) failure to perform any other term, covenant or agreement, which failure is not remedied within 30 days of notice, (4) a cross-default with other debt in certain circumstances, (5) the incurrence of certain liabilities under the Employee Retirement Income Security Act and (6) bankruptcy and other insolvency events. If an event of default occurs and is continuing, the lenders would have the right to accelerate and require the repayment of all amounts outstanding under the applicable agreement and would not be required to advance any additional funds.

Some of the lenders under the Credit Agreements and their affiliates have various relationships with Boeing and its subsidiaries involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, Boeing and certain of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description is qualified in its entirety by the Credit Agreements, which are filed as exhibits hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	364-Day Credit Agreement dated as of November 10, 2011

10.2	Five-Year Credit Agreement dated as of November 10, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/Michael F. Lohr
Michael F. Lohr Vice President, Assistant General Counsel and Corporate Secretary

Dated: November 14, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	364-Day Credit Agreement dated as of November 10, 2011

10.2	Five-Year Credit Agreement dated as of November 10, 2011